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IMMEDIATE                           JOHN PRATT, CONVERGYS PUBLIC RELATIONS
                                    513-723-3333 OR 888-284-9900
                                    E-MAIL: john.pratt@convergys.com

                                    CHRIS PERRY, EDELMAN WORLDWIDE
                                    312-240-2688 OR cperry@edelman.com


                         CONVERGYS CORPORATION ANNOUNCES
                     TENDER OFFER FOR WIZTEC SOLUTIONS LTD.

(CINCINNATI; MARCH 26, 1999) - - CONVERGYS (SM) CORPORATION ANNOUNCED TODAY THAT ITS BOARD OF DIRECTORS HAS AUTHORIZED ITS WHOLLY-OWNED SUBSIDIARY, CONVERGYS ISRAEL INVESTMENTS LTD., TO ACQUIRE THROUGH A TENDER OFFER ALL OF THE OUTSTANDING SHARES OF WIZTEC SOLUTIONS LTD., (NASDAQ: WIZTF), NOT BENEFICIALLY OWNED BY CONVERGYS, AT A PRICE OF $18.30 PER SHARE NET TO SELLER IN CASH. THIS REPRESENTS A 10 PERCENT PREMIUM OVER THE CLOSING PRICE OF WIZTEC ON MARCH 25. IT ALSO REPRESENTS A 20 PERCENT PREMIUM OVER THE $15.25 PER SHARE PRICE PAID MARCH 2, 1999, TO WIZTEC'S THEN CONTROLLING STOCKHOLDER FOR 50 PERCENT OF THE SHARES.

CONVERGYS IS THE GLOBAL LEADER IN PROVIDING OUTSOURCED, INTEGRATED, CUSTOMER CARE AND BILLING SERVICES, AND WIZTEC IS A LEADING PROVIDER OF SUBSCRIBER MANAGEMENT SYSTEMS FOR MULTI-CHANNEL SUBSCRIPTION TELEVISION.

CONVERGYS CURRENTLY OWNS APPROXIMATELY 70 PERCENT OF WIZTEC.

THE TENDER OFFER IS SUBJECT TO A NUMBER OF CONDITIONS THAT ARE DETAILED IN THE OFFER TO PURCHASE THAT WILL BE DISTRIBUTED TO THE WIZTEC STOCKHOLDERS BEGINNING APRIL 1, 1999. THE TENDER OFFER IS SCHEDULED TO EXPIRE AT MIDNIGHT, WEDNESDAY, APRIL 28, 1999.

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THE INFORMATION AGENT IS GEORGESON & COMPANY, INC., AND THE DEPOSITORY BANK IS
IBJ WHITEHALL BANK & TRUST COMPANY. THE TENDER OFFER DOCUMENTS ARE AVAILABLE FROM THE INFORMATION AGENT.

THIS NEWS RELEASE IS NOT AN OFFER OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF WIZTEC SOLUTIONS LTD., AND NO SUCH OFFER OR SOLICITATION WILL BE MADE EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

ABOUT CONVERGYS
---------------
CONVERGYS CORPORATION IS THE GLOBAL LEADER IN PROVIDING OUTSOURCED, INTEGRATED, CUSTOMER CARE AND BILLING SERVICES, BRINGING TOGETHER WORLD-CLASS RESOURCES AND EXPERTISE TO HELP CLIENTS TRANSFORM CUSTOMER RELATIONSHIPS INTO A COMPETITIVE ADVANTAGE.

CONVERGYS SOFTWARE PRODUCES MORE THAN ONE MILLION BILLS EACH DAY, AND CONVERGYS CALL CENTERS HANDLE MORE THAN ONE MILLION CALLS EACH DAY.

CONVERGYS SERVES THE TOP COMPANIES IN A WIDE RANGE OF INDUSTRIES, INCLUDING COMMUNICATIONS, TECHNOLOGY, CABLE AND BROADBAND SERVICES, CONSUMER PRODUCTS, FINANCIAL SERVICES, UTILITIES, HEALTHCARE, HOSPITALITY, AND DIRECT RESPONSE. HEADQUARTERED IN CINCINNATI, OHIO, CONVERGYS EMPLOYS OVER 33,000 PEOPLE AT ITS MORE THAN 30 CALL CENTERS, DATA CENTERS, AND OTHER OFFICES IN THE UNITED STATES, CANADA, AND EUROPE. CONVERGYS (NYSE:CVG) IS ON THE WEB AT www.convergys.com

CONVERGYS IS PRONOUNCED: KUN VER JIS CONVERGYS AND THE CONVERGYS LOGO ARE SERVICE MARKS OF CONVERGYS CORPORATION.

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